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                                   Exhibit 21

21. A list of all subsidiaries, the State or other jurisdiction of incorporation or organization of each, and the names under which the subsidiaries do business.

Name of Subsidiary                    State of Incorporation               Does Business As
------------------------------------  -----------------------------------  -----------------------------------
Century Steel Products, Inc.            Virginia                           Century Steel Products, Inc.

US Insurance Brokers, Inc.              District of Columbia               US Insurance Brokers, Inc.

USIB Holdings, LP                       District of Columbia               USIB Holdings, LP


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